THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS; AND THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL AS TO THE AVAILABILITY OF SUCH EXEMPTION.

$1,250,000.00	Tinton Falls, New Jersey May 2, 2013

FORTIFIED MANAGEMENT GROUP, LLC

10% SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, Fortified Management Group, LLC, a New York limited liability company (the “Company”), hereby promises to pay to the order of Instilend Technologies Inc. (“Holder”), the principal amount of One Million Two Hundred Fifty Thousand dollars ($1,250,000) on May 2, 2018 (“Maturity Date”) or earlier as hereinafter provided; provided, however, the payments set forth under Schedule 3 (Items 3, 6 8 and 9 only) of that certain Asset Purchase Agreement between the Company and the Holder dated May 2, 2013 (the “Agreement”) shall be applied towards repayment of this Note. The aforementioned payments will be applied ratably towards the interest and then to the reduction of the principal. The Company may transfer and assign shares of common stock of Investview Inc., the parent company of the Holder (the “Parent”), to the Holder. Any such shares of common stock delivered and assigned to Holder, free and clear of all liens, shall result in the reduction of the principal amount owed pursuant to the Note. Such shares of common stock shall be value at $5.00 per share. All remaining interest on the outstanding principal balance shall be paid on the Maturity Date at the rate of ten percent (10%) per annum. Accrued interest shall also be payable at such time as any payment of principal of this Note is made. Interest shall be computed on the basis of a 365-day year, using the number of days actually elapsed.

The following terms shall apply to this Note:

ARTICLE 1.

Events of Default and Acceleration

(a)    Events of Default Defined. The entire unpaid principal amount of this Note, together with interest thereon shall forthwith become and be due and payable if any one or more of the following events (“Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

(i)                 if failure shall be made in the payment of the principal of this Note when and as the same shall become due and such failure shall continue for a period of ten (10) days after such payment is due; or

(ii)               if failure shall be made in the payment of any installment of interest on this Note when and as the same shall become due and payable whether at maturity or otherwise and such failure shall continue for ten (10) days after receipt of notice that such payment has not been made; or

(iii)             if the Company shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or its directors or a majority of its stockholders shall vote to dissolve or liquidate the Company; or

(iv)             if an involuntary petition shall be filed against the Company seeking relief against the Company under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be stayed or vacated or set aside within ten (10) days from the filing thereof; or

(v)               if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company, a receiver, trustee or liquidator of the Company or of all or any substantial part of the property of the Company, or approving a petition filed against the Company seeking a reorganization or arrangement of the Company under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company shall be sequestered; and such order, judgment or decree shall not be stayed or vacated or set aside within ninety (90) days from the date of the entry thereof; or

(vi)             any breach of the Agreement or agreement entered into in connection with the Agreement.

(b)   Rights of the Holder. Nothing in this Note shall be construed to modify, amend or limit in any way the right of the Holder to bring an action against the Company.

ARTICLE 2.

Miscellaneous

(a)    Prepayments and Partial Payments. The Company, in its sole election, may prepay this Note in whole or in part without written notice to the Holder; provided, that any partial payment of principal shall be accompanied by payment of accrued interest to the date of prepayment.

(b)   Transferability. This Note shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law. The Company shall treat as the owner of this Note the person shown as the owner on its books and records. The term “Holder” shall include the initial holder named on the first page of this Note and any subsequent holder of this Note.

(c)    Usury Saving Provision. All payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(d)   Notice to Company. Notice to the Company shall be given to the Company at its principal executive offices or to such other address or person as the Company may, from time to time, advise the holder of this Note, or to the holder of this Note at the address set forth on the Company’s records. Notice shall be given by hand delivery, certified or registered mail, return receipt requested, overnight courier service which provides evidence of delivery, or by telecopier if confirmation of receipt is given or of confirmation of transmission is sent as herein provided.

(e)    Governing Law. This Note shall be governed by the laws of the State of New Jersey applicable to agreements executed and to be performed wholly within such State.

(f)    Security. As an inducement for the Holder to purchase the Note and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the obligations, the Company hereby, unconditionally and irrevocably, pledges, grants and hypothecates to the holder, a continuing security interest in, a continuing lien upon, an unqualified right to possession and disposition of and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company’s right, title and interest of whatsoever kind and nature in and to the assets of the Company acquired by the Company pursuant to the Agreement.

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first aforesaid.

Fortified Management Group, LLC

By:/s/ Thomas Scipione
Name: Thomas Scipione
Title: Managing Member